Exhibit 99.1

April 26, 2022

Letter To Science Editor of the New York Times:

Regarding The New York Times article, “Scientists Question Data Behind an Experimental Alzheimer’s Drug”, by Apoorva Mandavilli (April 18, 2022): we’re disappointed the reporter relied almost exclusively on sources known to be critical of Cassava Sciences, failed to report on conflicts of interests and misrepresented our Company.

It appears this reporter had a pre-set narrative and wrote an article to fill in the plot. That hardly fits with The New York Times’ reputation of producing a solid, fair investigative piece.

The reporter states she contacted nine sources. Seven of those had previously made critical, negative statements about Cassava Sciences, all readily accessible by Google or Twitter search. By double-tapping into sources known to be negative, the reporter seems to have exploited a negativity bias to make a pre-determined point. This flies in the face of objectivity.

Alzheimer’s is a serious and sensitive topic for millions of people. A diagnosis of Alzheimer’s is devastating to patients and their families. On that basis, one would think the topic merits unbiased sources, both sides of the story and as much information as possible for readers to judge the fairness of a reporter’s story.

Knowing that seven of nine people are negative on the Company before you even contact them is no one’s idea of fair and objective reporting. I find it strange the New York Times reporter admits that ‘…scientists [who] held a short position in Cassava’s stock and profited from its decline…..undercut the credibility of their petition” but then gives her “nine prominent experts” a free pass by not disclosing their competing interests.

We think there are strange entanglements among some of the most vocal critics of our science:

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Our main science critic, David Bredt, is a named inventor on a neurobiology patent that may compete with Cassava Sciences’ supposedly “impossible science.” Last Fall, Bredt’s former employer, MPM Venture Capital, co-led a $51 million investment in a neurobiology startup (Protego Biopharma, Inc.). The startup is focused on protein folding, an area of research that potentially competes with Cassava Sciences. David Bredt was also formerly employed by Johnson & Johnson as its Global Head of

Cassava Sciences, Inc.

Neuroscience at the time when J&J invited Cassava Sciences to present its research program in Alzheimer’s under CDA.

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Another critic has been Dr. Geoffrey Pitt, a practicing cardiologist in Manhattan who also participated in the failed Citizen Petition. Question from the sideline: how does a cardiologist suddenly become an expert on Alzheimer’s disease? Does that only happen when he helps file a Citizen Petition and subsequently discloses that he’s part of a syndicate that participated in short selling?  Could his criticism possibly, just maybe, have been influenced by the prospect of monetary gain?

•	Elisabeth Bik has persistently targeted Cassava Sciences, yet refuses to disclose who pays her bills, allegedly stating on Twitter she would not do so without a search warrant.

It’s important to note that none of Cassava Sciences’ officers & directors have sold stock in the Company for many years, even when the stock traded over $100 a share in 2021. Some of us have even reached into our pocketbooks to buy more stock because we believe Cassava Sciences has a promising future. I’ve personally held on to a significant amount of stock in the Company for over 20 years, with no plans to sell anytime soon.

In contrast, some of our critics are said to have made a quick $100 million profit in a few weeks by shorting Cassava Sciences’ stock.

Meanwhile, our public investors, who expect a level playing field, are feeling bruised by an 80% or more decline in the value of Cassava Sciences’ stock since August 2021. That’s when a private attorney with no background in brain research or biotech published allegations against us in a Citizen Petition filing with the FDA. The FDA subsequently denied their Citizen Petition. By that time, the petitioners/short-sellers had already reaped what they sowed, allegedly making millions of dollars in profits. They couldn’t even wait for the FDA to respond. When it comes to Cassava Sciences, my impression is some of our critics can talk like scientists and act like profiteers.

The attorney consulted “ten prominent experts” prior to submitting the Citizen Petition.

Presumably, they were paid for their expertise. The New York Times reporter said she consulted “nine prominent experts.” Did the two cohorts of experts overlap? How many of the people who participated in the Citizen Petition scheme also served as a source of information for the reporter? Can an expert be considered fair, neutral and independent yet also have conflicts of interest, or have received prior compensation from an attorney pushing a short-seller’s agenda? In science, conflicts and disclosures matter. They should in journalism, too.

Since when does a small fraternity of like-minded people speak for all of science? Where’s the diversity of opinion that defines the scientific process? Brain research is complex and Alzheimer’s drug development has a long and miserable history of clinical failures. Wouldn’t a reasonable, educated reader of The New York Times want to know if the experts consulted by the attorney and the reporter all live under the same tent? Which of these consulting experts made money, or stand to make money, from denigrating Cassava Sciences?

Cassava Sciences, Inc.

These questions matter. They matter because without clear, full disclosures around competing interests, the New York Times reporter may have bought into an agenda of profiteers.  Science journals require full disclosure of all financial, consulting, and personal relationships that could be viewed as a potential conflict of interest. It’s unclear why the “nine prominent experts” appear to have been exempted from similar standards of transparency and full disclosure. That would have been useful information for readers of The New York Times.

Alzheimer’s is an area of science where big money, big egos and prestigious prizes are at play. The stakes are high. The academic debates are rancorous. The pharmaceutical opportunity is enormous. From my perch, I can see why certain researchers might want to stifle a competitor, even if it means stalling a promising drug treatment for people with Alzheimer’s. All the more reason why transparency and disclosure are paramount.

The reporter’s use of inflammatory language is a cheap trick. She states that Cassava Sciences “trumpeted an exciting new treatment for Alzheimer’s disease.” Nothing could be further from the truth. First, in July 2021, we announced 9-month interim results of our open-label study with a simple 2-page press release. My quote in the press release was hardly a trumpet: “these clinical data…suggest highly encouraging and durable treatment effects for people living with Alzheimer’s disease.” When we announced 12-month interim results in September 2021, my quote in the press release included this flatliner: “I feel energized and encouraged by the clinical data.” We did not hold a press conference. We didn’t break news on Twitter, Instagram, Snapchat or other social media. We did not do a roadshow with Wall St. investors. No KOLs were invited to speak on behalf of our data. If the New York Times reporter heard trumpets in the air, surely the sound didn’t come from us. Second, the reporter implies that Cassava Sciences claimed it had an effective new treatment for Alzheimer’s. This implication is false. We have never, and would never, make that claim. FDA is the final arbiter of clinical safety and efficacy. That assessment can only be made based on their review of clinical data from Phase 3 studies, which are still on-going.

The New York Times reporter attributed a rather angry quote to Roger Nicoll at UCSF. We know some of his work. We think he’s brilliant. But the emotional content of his quote is just bizarre to us and seems to imply the entire UCSF system disavows Cassava Sciences’ research program. The implication is false. Had the reporter checked, she would have learned that UCSF is a participating clinical site in Cassava Sciences’ Phase 3 program. The reporter would also have learned that Roger Nicoll has written about his ”wonderful collaboration with David Bredt,” and his “long and exciting collaboration with David Bredt and members of his lab…..After many highly productive years, David decided to try his hand at developing pharmaceuticals at Ely [sic] Lilly Co. Yet another marriage ending in divorce!” Given the paean of praise, is anyone surprised Nicoll would align himself with a longtime and close research collaborator? Again, conflicts and disclosures matter.

Cassava Sciences, Inc.

It's been eight months since our critics published allegations against us in a Citizen Petition. Since then, they have not produced direct evidence to prove the allegations. They have not produced witnesses to corroborate the allegations. It’s a disappointment that The New York Times reporter didn’t pick up on the lack of evidence over the passage of time.

The reporter’s statement that “Cassava is new to Alzheimer’s research” is simply false: we have been engaged in this area of research since approximately 2006.

For decades, mainstream science in Alzheimer’s has looked for ways to remove or reduce levels of amyloid or tau in the brain. For many reasons, this approach makes sense on paper. In practice, not so much. We’re testing a new scientific approach. Simplified, our approach targets an altered protein in the Alzheimer’s brain (called Filamin A). With peer-reviewed scientific support from the NIH, we have developed a novel drug (in pill form) that targets the altered Filamin A protein. Whether this new approach is considered mainstream or sidestream is unimportant when patients are waiting for a treatment.

As for “improbable results”, the data are the data. A lot of us at Cassava Sciences have devoted our lives towards the epic goal of developing a treatment for Alzheimer’s. If someone wants to undermine our effort, they’re telling their story, not ours.

Of course, The New York Times does not belong to any one reporter. I doubt one bad article can smear its good name. For us, it’s different. One bad article can deprive someone with Alzheimer’s of a promising drug candidate. No reporter has the right to expropriate that privilege from patients or physicians.

Cassava Sciences competes zealously with large and small biopharmaceutical companies, but we deal with competitors openly and honestly. We do not invent obstacles to hamstring their efforts. Like the New York Times, we observe standards that govern our dealings with critics and colleagues alike. We only wish the New York Times reporter had treated us the same way.

From the onset of the short attack against Cassava Sciences I have said that allegations of research misconduct are false. I believe in our science, our people, our clinical programs and our academic collaborator at CUNY, Professor Hoau-Yan Wang. Some of our vocal critics made obscene amounts of money using extreme tactics: filing a Citizen Petition with FDA, reaching out to government agencies and launching a campaign against us. We are disappointed The New York Times reporter failed to see through this agenda.

Those who stifle potential new treatments for Alzheimer’s are attacking patients, pure and simple. The burden of Alzheimer’s is devastating. Patients’ lives are at stake, and our drug may help. In the end, proof will be in the clinical data itself. Phase 3 studies will prove or disprove the safety and efficacy of simufilam in Alzheimer’s disease.

The rest may be noise, competition, profiteering or sour grapes. I had hoped a fair-minded reporter would see and report it as such.

Cassava Sciences, Inc.

Respectfully,

Remi Barbier

President & CEO

Cassava Sciences, Inc.

7801 N. Capital of Texas Highway

Austin, Tx 78746

Direct Line: 512-501-2480

Submitted electronically to The New York Times, April 26, 2022: letters@nytimes.com